Exhibit 10.3

RESTATED AND
AMENDED
LEASE

This Restated and Amended Lease Agreement is made and entered into on the 18th day of April, 1997, between THE BOARD OF MISSISSIPPI LEVEE COMMISSIONERS, a Mississippi body politic (hereinafter referred to as "Lessor") and ALPHA GREENVILLE HOTEL, INC., a Delaware corpora-tion (hereinafter referred to as "Lessee"):

W I T N E S S E T H:

1.    Description: In consideration of rents hereinafter agreed to be paid and the covenants hereinafter set out to be performed by Lessee, Lessor does hereby let, demise, and lease unto Lessee the following premises situated in the City of Green-ville, Washington County, Mississippi, to-wit:

SEE ATTACHED EXHIBIT "A" FOR DESCRIPTION OF PROPERTY

2.    Term: This Lease is for an initial term of six (6) years effective on the 1st day of March, 1997 and ending on the last day of February, 2003.

3.    Rent: The payment for the Leased Premises ("Rental") as described in Exhibit "A" to be used in furtherance of LESSEE'S operations shall be as follows:

(a)Upon execution hereof, LESSEE has caused to be paid to LESSOR an initial lease payment of $150,000.00.

(b)Beginning March 1, 2000 the rental payment shall be Fifty Thousand Dollars ($50,000.00) per year, plus adjustments as set forth in 4 below, payable in advance on the first day of March, 2000 and each year after the execution of this lease through the last day of February, 2003 ("Initial Period").

(c)The initial annual rental of $50,000.00 shall be referred to as the "Primary Rental" herein.

(d)In addition to the above described rent payments, Alpha will provide, or cause its affiliates to provide, Lessor with Temporary Facilities for use during the period Lessor's new facilities are under construction as provided below, but not in excess of 15 months from April 18, 1997.

4.    Adjustments to Rent:

Provided that Lessee is not in default and is entitled to exercise its rights to renew under 5 below, the rent to be paid shall be adjusted as follows:

Lessee agrees to pay additional rent adjusted to comply with any annual percentage increase in the Consumer Price Index as published by the U. S. Bureau of Labor Statistics, All Goods and Services, but not less than 3.3% per annum. This adjustment will become effective on March 1, 2000 and will be calculated and paid each March 1st this lease is valid. For example: If on March 1st 2000 the CPI thereafter shows an increase of 5% over the prior year's CPI, 5% X $50,000.00 = $2,500.00. $2,500.00 + $50,000.00 = $52,500.00; the rent for the year 2000; and if the 2001 CPI shows a 4% increase: 4% X $52,500.00 = $2,100.00. $2,100.00

Exhibit 10.3

+ $52,500.00 = $54,600.00; the rent for the year 2001 and so forth each following year.

5.    Renewals: Provided Lessee is not in default under the terms of this lease, Lessee shall have the right to renew this Lease Agreement on the same terms and conditions, for nine (9) additional terms of six (6) years each, with the rent adjusted annually as herein provided, upon giving 180 days written notice addressed to Lessor. Lessee's right to exercise any option for any additional Renewal Term is dependant upon Lessee's full performance of its covenants and obligations during all preceding terms.

6.    Default: In the event any default by Lessee (including a default in the payment of rent) is not cured within fifteen (15) days after written notice of default by Lessor to Lessee in accordance with the notice provision herein, all rent to be owed during the full six year initial or renewal term of this Lease then in force shall immediately become due and payable without regard to any additional adjustments and calculated on the current year's Primary Rental for the remaining term; and Lessor shall have the right to collect immediately by any lawful procedure the entire rental thus accelerated. Upon any default which is not cured within the time specified, or if Lessee fails to commence and diligently pursue cure of any default not capable of cure within 15 days, Lessor shall have the right to re-enter and repossess the demised premises, pro-vided that such re-entering and repossession by Lessor (unless Lessor, at its sole discretion, elects to terminate the Lease by written notice of termination to Lessee) shall not relieve Lessee of any of Lessee's obliga-tions under this Lease includ-ing, but not limited to, the obliga-tion to pay the full rental, subject to credit as hereinafter pro-vided for re-letting by Lessor. In the event of such re-entry, Lessor shall have the right to re-let the premises, provided that the rental obtained from such relet-ting, less the cost of such expenses as the Lessor may incur for attorney's fees, brokerage, and/or putting the premises in good order for re-letting, shall be deducted from the aggregate rental then due to Lessor because of said default; provided further that the rights of Lessor to unpaid rental shall not be reduced or prejudiced for failure of Lessor to re-let the premises or for the exercise of its absolute discretion in the terms of re-letting. Further, upon Lessee's failure to cure any default, as provided herein, Lessor shall have all the rights to which it is entitled by law including, but not limited to, the right to distress of Lessee's per-sonal property located on the premises, subject to rights of the holder of any superior lien.

7.    Public Building Laws: In accepting this lease, Lessee recognizes that the Board of Mississippi Levee Commissioners is a body politic of the State of Mississippi, and as such that the buildings and premises to be leased hereunder are, or may be covered by the "Antiquities Law of Mississippi" Section 39-7-1 etc. of the Mississippi Code of 1972 as Amended. Lessee agrees and acknowledges that this Lease Agreement is subject to the provisions of said statutes and agrees to cooperate with Lessor and with the Mississippi Department of Archives and History for the purpose of determining whether said buildings or parts thereof are such that they are "Mississippi Landmarks" and may not be renovated, improved or demolished without permit issued by the Department. Lessee further acknowledges that both it and Lessor intend to preserve at least the exterior and facade of the main Levee Board building and intend, if feasible on both an engineering basis and an economic basis, as to be determined by the Lessee, acting reasonably, to preserve the front portion of the old bank building located at the intersection of Walnut Street and Main Street. If preservation of the said old bank building is not feasible on both an engineering basis and an economic basis, as reasonably determined by Lessee, the Lessee shall have the right to demolish said buildings subject to obtaining any required approvals from the Department of Archives and History. Lessee agrees that Lessor shall have full rights of consultation on all renovations and improvements.

Lessor grants to Lessee, at times mutually convenient to Lessor, the right, at Lessee's sole risk, to have Lessee's engineers, architects and employees inspect, measure, test and otherwise have access to the buildings prior to the vacation of the premises by Lessor for the purpose of entering into consultation with the Department of Archives and the Board of Mississippi Levee Commissioners for the purpose of renovation,

Exhibit 10.3

repair, construction, etc. of the premises for the purpose intended by Lessee. Lessee hereby agrees to indemnify and hold Lessor harmless from any and all claims arising out of such activities.

8.    Levee Board Reservation of Use of Building: Lessee acknowledges that the Board of Mississippi Levee Commissioners, as Lessor, is in the process of relocating its offices and maintenance facilities. Lessee agrees that Lessor shall have a period of three (3) months from and after the execution of this Amended Lease Agreement in which to relocate its offices and equipment into the Temporary Facilities to be made available to Lessor by Lessee or its affiliates in accordance with a separate Temporary Facilities Agreement between the parties hereto. Nothing contained in this Agreement shall convey to Lessee any personal or movable property of Lessor currently located in the premises.

9.    Maintenance: Lessor, during its occupancy, shall maintain the premises in their present condition, normal wear and tear excepted and pay all operating costs of the demised premises until possession is relinquished to Lessee. Lessee accepts the premises in their present condition, as is, with the exception that Lessor agrees that it will remove and close, in accordance with Department of Environmental Quality standards, the existing underground petroleum product storage tank, prior to the premises being turned over for possession by Lessee and will deliver the rental premises in compliance with all applicable state and federal environmental regulations. Any changes, repairs, improvements, renovations or other work required thereafter to make the premises suitable for Lessee's business shall be made by Lessee, at Lessee's sole expense. Lessee shall, at Lessee's sole expense, keep and maintain all exterior portions of the demised premises, (except those portions thereof which are allowed to be demolished or renovated by the Department of Archives), including roof in good repair during the term of this lease. Lessee shall, at Lessee's own expense, provide and maintain adequate utilities, lighting, heating, air condition-ing systems, plumbing fixtures, window glasses, parking areas, etc., as may be required for Lessee's employees and customers.

10.    Lessee's Obligation to Commence Repairs and Improvements:

Lessee agrees that within ninety (90) days following delivery of possession of the premises to Lessee, Lessee shall commence renovation, repairs and restoration of the buildings in accordance with plans and specifications prepared by Lessee and approved by the Mississippi Department of History and Archives. Lessee further agrees that the completion of all such work shall be performed not more than eighteen (18) months after receipt of possession of the premises. For violation of either of these covenants, Lessees understand that this Lease Agreement shall be forfeited.

11.    Lessee's Improvements: Lessee may, at Lessee's own expense, install additional trade fixtures, counters, appliances, safes, and other personal property in the premises during the term of this lease. Upon the termination of this lease, any such improvements, except movable personalty, electrical appliances which are plugged into the wall, separate stoves, refrigerators, counters or furniture, shall remain the property of Lessor. Lessee shall have the right to remove that personalty and other non- fixtures and articles at termination of this lease, provided, however, that if all rentals due under the lease shall have not been paid prior to such removal, this right shall terminate and provided further that if Lessee removes any items which would cause structural damage to the building by such removal, such structural damage shall be repaired before the lease shall terminate and all repairs shall be paid by Lessee at its sole expense.

12.    Use: The demised premises are to be used by Lessee only for commercial purposes. Lessee agrees and covenants to comply with all laws, ordinances, rules and regulations of all appropriate governmental authority governing the operation of said business, including the Mississippi Department of Archives and History and the National Historic Register District being formed for the lands encompassed by this lease agreement. It is further agreed that no change in any law, ordinance, rule or regulation of any

Exhibit 10.3

governmental agency, shall relieve Lessee of Lessee's obligations under this lease, unless a court of competent jurisdiction holds otherwise.

13.    Assurance of Performance of Initial Term: Prior to any demolition or the commencement of renovations, Lessee shall provide Lessor with a performance bond in favor of the Lessor to assure each of the interested parties that the buildings and improvements will be completed.

14.    Sublease: Lessee shall have no right to assign this Lease or to sublease the demised premises or any part thereof without the written consent of Lessor, which consent will not be unreasonably withheld; provided further that no assignment or sublease, if approved, shall relieve Lessee of any of Lessee's obligations under this Lease.

15.    Return of the Premises: Upon the termination of this Lease, or any extension thereof, Lessee shall vacate the premises and leave same in good condition, ordinary wear and tear excepted. Lessee shall be liable for reasonable cost of repairs resulting from the breach of this covenant.

16.    Taxes: From and after the date Lessee takes possession, Lessee shall pay all taxes and assess-ments levied by any unit of government upon the demised premises, or assessments levied upon the personal property of Lessee within the demised premis-es subject to Lessee's right to contest any such taxes or assessments in accordance with the provisions of applicable law.

17.    Insurance: Lessee shall keep the demised premises insured for its full insurable value, less a deductible not to exceed $50,000.00, against damage by fire or other casualty and in the event of any such loss shall be responsible for the repair and/or replacement of said premises using the proceeds of said fire and extended coverage policy, provided, however, that if the proceeds are not used for repair or renovations because of mortgage holder election, Lessee shall be responsible for using so much of the insurance proceeds as are necessary to complete demolition and cleanup to return the premises to Lessor in a satisfactory condition and the lease shall terminate at the end of the cleanup at the election of Lessee. Said policies shall list the Board of Mississippi Levee Commissioners as an additional loss payee as Lessor. Lessee shall at all times maintain public liability insurance covering Lessee's operations at the demised premises in an amount of not less than $5,000,000.00 per occurrence with a deductible not more than $10,000.00 and naming Lessor as an additional insured thereon.

18.    Fire and Casualty: If the demised premises should be damaged or destroyed by fire or other casualty, Lessee agrees that it will restore the premises to substantially the same order or condition as they were immediately preceding such damage or destruction using the proceeds of the insurance available to it provided, however, that if the proceeds are not used for repair or renovations because of mortgage holder election, Lessee shall be responsible for using so much of the insurance proceeds as are necessary to complete demolition and cleanup to return the premises in a satisfactory condition and the lease shall terminate at the end of the cleanup at the election of Lessee.

19.    Lessor's Public Responsibility of Maintenance and Repair of Main Line Mississippi River Levee: In accepting this lease, Lessee recognizes that Lessor is charged with the duty and responsibility of maintaining and repairing and/or relocating or reworking, as necessary, the mainline Mississippi River levee which lies immediately adjacent to the leased premises. Lessee further acknowledges that Lessor is charged with the protection of lives and property within the Levee District from floods and that the Levee Board from time to time needs to make use of its rights-of-way and materials contained therein in order to properly perform its flood control functions. Lessee, by acceptances of this lease, agrees that if at any time it may become necessary because of danger to the levee structure or for flood control necessity to utilize a

Exhibit 10.3

part or portion of said premises for levee purposes, that Lessor may terminate this lease, or so much thereof as is necessary for the health, safety and welfare and the protection of lives and property within the Levee District. In the event of such required utilization, affecting a substantial portion of the leased premises then Lessee may, at its request, be released from further obligation under this Lease Agreement. In the event the Board or the United States Corps of Engineers determine that an emergency exists requiring the immediate removal of a portion or any part of said facility, the Board or its Chief Engineer may, without further notice to Lessee, cause said improvements to be relocated or removed from said right-of-way.

Lessee agrees not to assert any claim against Lessor for any damages that occur to any improvements placed on the leased property by Lessee which occur as a result of Lessor's or its agents' flood fighting activities or as a result of Lessor's or its agents' efforts to protect the security, safety and integrity of the levee system at river stages above bank full. In the event such damages affect a material portion of the leased premise or the improvements thereon, Lessee shall have the right, in its sole discretion, to terminate this Lease Agreement, in which event the Lessee shall have no further obligations under this Lease Agreement.

20.    Eminent Domain, Condemnation or Injunction: If the whole or any material part of the demised premises shall be acquired by Eminent Domain for public use or otherwise condemned by public authori-ty for any reason or if a court should enjoin the Lessor's leasing to the premises to Lessee or otherwise find this Lease to be in violation of the rights of a third party or the public, this Lease shall terminate from the date of title vesting in such proceeding or of the order of condemna-tion, injunction, or other such judgment, and Lessee shall have no claim against the Lessor.

21.    Integration of Contract: This Lease contract constitutes the entire agreement between the parties. There are no other agreements or contracts between the parties hereto concerning leasing of the subject building, and there are no other agreements which affect the relationship of the parties, with the exception of the agreements described in the preceding paragraphs as to the Temporary Facilities being furnished to Lessor. This Lease shall bind and inure to the benefit of the parties hereto, and their respective successors and permitted assigns and shall be construed under the laws of the State of Mississippi.

22.    Tax Credits for Renovations: The Board of Mississippi Levee Commissioners hereby releases to Lessee any and all rights to tax credits or tax benefits which might arise out of the repairs, renovations or refurbishment of said properties under applicable laws, including the federal income tax and Mississippi State Antiquities Statutes.

23.    Permits to Additional Lands: The Board of Mississippi Levee Commissioners further agrees to consider, upon request, use of the portion adjacent to said leased and demised premises lying between the western edge of said demised premises and the toe of the Mississippi River mainline levee for the granting of a permit (on the lands shown on Exhibit A, page 2), in standard form as granted by the Board of Mississippi Levee Commissioners for $1.00 per year, for the construction of parking facilities, provided, however that such facilities shall be constructed and maintained in accordance with Board of Mississippi Levee Commissioners standard permit forms. In the event Lessor is unable or unwilling to grant the permit requested within 60 days of the receipt of completed permit application, Lessee may, at its option, terminate this Lease and shall be entitled to a refund or return of unearned prorata share of the rental payments calculated from February 19, 1997.

24.    Levee Board Authority to Lease: The parties further agree and hereby stipulate that this said Lease Agreement is being entered into by and between Lessor and Lessee after Lessor, at a duly constituted meeting of its Board of Levee Commissioners, has determined that the lease terms contained herein are for not less than full fair market value as of the time of this Lease Agreement and that said lands are not currently

Exhibit 10.3

used or needed for levee purposes, as determined at this time by the Board of Mississippi Levee Commissioners.

25.    Department of Archives and History Approval: The parties further agree that this lease shall not become finally effective until and unless the Board of Mississippi Levee Commissioners has received a favorable opinion from the Mississippi Department of Archives and History as required by Section 39-7-22 etc. of the Mississippi Code of 1972. If such favorable opinion is not issued, Lessee shall be entitled to request and receive from Lessor a refund of the unearned prorata share of the rental payment less interest earned thereon calculated from February 19, 1997 to the date of payment and to terminate this Lease.

26.    Quiet Enjoyment: Lessor Warrants that it has full right to execute and to perform this Lease and to grant the estate demised, and, that Lessee, upon making the required payments and performing the terms, conditions, covenants and agreements contained in this Lease shall peaceably and quietly have, hold and enjoy the Leased Premises during the Lease Term without hindrance by Lessor or its agents, or others claiming interests or rights by or through Lessor, subject, however, to the terms, covenants and conditions of this Lease.

27.    Assignment: Notwithstanding the provisions of 14 above, in connection with the use of the Lessee's leasehold interest in the demised property as collateral, Lessee may assign, sublet, mortgage, or use as collateral for a loan or otherwise convey any interest or right in this Lease, during the Initial Term or any extensions or renewals of this Lease with the prior written notification to Lessor. The Lessor acknowledges that such leasehold mortgagee protections may include, but not be limited to, a non-disturbance if after notice of any default under this Lease such mortgagee cures any such default.

28.    Force Majeure: Neither Lessor nor Lessee shall be required to perform any covenant or obligation in this Lease, or be liable in damages to the other, so long as the performance or non-performance of the covenant or obligation imposed by this Lease is delayed, caused or prevented by an act of God or force majeure; however, Lessor and Lessee agree that this provision shall not apply to any obligation consisting solely of the payment of money.
29.    Notices: Any notice or other information required or authorized by this Agreement to be given by either party to the other shall be given in writing and shall be deemed sufficiently given

(a) When delivered by hand, or

(b) 24 hours after being transmitted by express mail or overnight courier service and transmitted by facsimile or other means of electronic data, to the following address of that party or such other address as is notified to one party by the other party from time to time in writing.

If to Lessee:        ALPHA GREENVILLE HOTEL, INC.
Attn: President
12 East 49th Street
New York, NY 10017
Fax No. (212) 750-3508

and

Exhibit 10.3

ROY D. CAMPBELL, III
Campbell, DeLong, Hagwood & Wade
P. O. Box 1856
Greenville, MS 38702-1856
Fax No. (601) 334-6407

If to Lessor:        BOARD OF MISSISSIPPI LEVEE COMMISSIONERS
P. O. Box 637
211 S. Walnut Street
Greenville, MS 38702-0637
Fax No. (601) 378-9592

and

CHARLES S. TINDALL, III
Lake Tindall, LLP
P. O. Box 918
127 S. Poplar
Greenville, MS 38702-0918
Fax (601) 378-2183

30.    Memorandum of Lease. This Lease shall not be filed for record in the land records, but the parties shall execute a memorandum of lease, containing essential terms (but none related to the amount of lease payments), which shall be filed for record in the land records.

Exhibit 10.3

IN WITNESS WHEREOF, the parties have executed this Restated and Amended Lease Agreement to supersede and replace that certain Lease Agreement dated February 19, 1997 between the parties, on this the 18th day of April, 1997.
BOARD OF MISSISSIPPI LEVEE COMMISSIONERS

By: /s/ Rives Carter
Rives Carter, President

By: /s/ Ginger Morlino
Ginger Morlino, Secretary

ALPHA GREENVILLE HOTEL, INC.

By: /s/ Thomas W. Aro
Its: V.P.